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                [LETTERHEAD OF ALSTON & BIRD LLP APPEARS HERE]

                               October 29, 1997


Georgia-Pacific Corporation
133 Peachtree Street, N.E.
Atlanta, Georgia  30303

    Re:  Registration Statement on Form S-4 (No. 333-35813)

Ladies and Gentlemen:

     We have acted as counsel to Georgia-Pacific Corporation, a Georgia corporation (the "Company"), in connection with the reclassification of the Georgia-Pacific Corporation Common Stock, par value $.80 per share (the "Existing Common Stock"), pursuant to which (i) the Existing Common Stock will be redesignated (the "Redesignation") Georgia-Pacific Corporation--Georgia-Pacific Group Common Stock, par value $.80 per share (the "Georgia-Pacific Group Stock"), and (ii) the Company will distribute a dividend (the "Distribution") consisting of shares of Georgia-Pacific Corporation--Timber Group Common Stock, par value $.80 per share (the "Timber Stock"), to holders of Georgia-Pacific Group Stock and the filing of the above-referenced Registration Statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") in connection therewith under the Securities Act of 1933, as amended (the "Act"). Additionally, pursuant to a Restated Rights Agreement (the " Restated Rights Agreement") to be entered into between the Company and First Chicago Trust Company of New York, the Company intends to (i) redesignate each right to purchase shares of the Company's Series A Junior Preferred Stock, no par value per share, originally related to the Existing Common Stock (the "Original Rights") as a right to purchase shares of the Company's Series B Junior Preferred Stock, no par value per share, related to the Georgia-Pacific Group Stock (the "Georgia-Pacific Group Rights") and (ii) issue, concurrently with the issuance of the Timber Stock, rights to purchase shares of the Company's Series C Junior Preferred Stock, no par value per share, related to the Timber Stock (the "Timber Rights").

We have examined the Restated Articles of Incorporation of the Company, including the "Amendment" (as defined below), the Restated Bylaws of the Company, records of proceedings of the Board of Directors, or committees thereof, and the shareholders of the Company deemed by us to be relevant to this opinion letter, and the Registration Statement, including the proxy statement and prospectus constituting a part thereof (the "Proxy Statement and
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Prospectus"), filed with the Commission in connection with, among other things,
(i) the amendment of the Company's Restated Articles of Incorporation to (A) increase the shares of authorized stock of the Company to 685 million, including 400 million shares of Existing Common Stock and 250 million shares of Timber Stock, (B) designate the Series B Junior Preferred Stock, (C) designate the Series C Junior Preferred Stock, (D) effect the Redesignation and (E) delete or amend certain other provisions of the Restated Articles of Incorporation (the "Amendment"), (ii) the Distribution, (iii) the redesignation of the original Rights as Georgia-Pacific Group Rights and (iv) the creation and issuance of the Timber Rights. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records of the Company, such other agreements and instruments, such certificates of public officials, officers of the Company and other persons, and such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies, and the authenticity of the originals of such copies, and we have assumed all certificates of public officials to have been properly given and to be accurate.

     As to factual matters relevant to this opinion letter, we have relied upon the representations and warranties contained in certificates and statements of officers of the Company and certain public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

     On the basis of the foregoing, and subject to the limitations set forth herein, we are of the opinion that:

     1. When the Amendment has become effective and the Distribution has been made, the outstanding shares of Existing Common Stock will be validly reclassified and redesignated as shares of Georgia-Pacific Group Stock and the shares of Timber Stock issued in the Distribution will be duly authorized, validly issued, fully paid and nonassessable.

     2. When the Amendment has become effective and the Restated Rights Agreement has been executed and delivered, the Original Rights will be validly redesignated as Georgia-Pacific Group Rights and the Timber Rights, when issued pursuant to the Restated Rights Agreement, will be duly authorized and validly issued.
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     Members of this firm are licensed to practice law in the State of Georgia and before the federal courts having jurisdiction in the State of Georgia, and we express no opinion with regard to any law other than the laws of the State of Georgia.

     We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the headings "Proposal 2 -- Restated 1995 Shareholder Value Incentive Plan - United States Federal Income Tax Consequences of Restated Options," "Proposals 3 and 4 -- Georgia-Pacific Corporation/Georgia-Pacific Group 1997 Long-Term Incentive Plan and Georgia-Pacific Corporation/Timber Group 1997 Long-Term Incentive Plan -- United States Federal Income Tax Consequences of Grants under the Incentive Plans" and "Legal Opinions" in the Proxy Statement and Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

     This opinion letter is being furnished by us to the Company and the Commission solely for the benefit of the Company and the Commission in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by any other person, or by the Company or the Commission for any other purpose, without our express written consent. The only opinion rendered by us consists of those matters set forth in paragraphs 1 and 2 hereof, and no opinion may be implied or inferred beyond those expressly stated. This opinion letter is rendered as of the date hereof, and we have no obligation to update this opinion letter.

                                  Sincerely,

                                  ALSTON & BIRD LLP



                                         By: /s/ M. Hill Jeffries
                                             --------------------------------
                                                   Partner